EXHIBIT 99.3

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

JUNE 26, 2006

CONTACTS:

JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT - INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION ANNOUNCES

OFFERING OF $500 MILLION OF SENIOR NOTES

OKLAHOMA CITY, OKLAHOMA, JUNE 26, 2006 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it intends to commence a public offering of $500 million of a new issue of senior notes due 2013. Chesapeake intends to use the net proceeds from the offering, together with proceeds from concurrent public offerings of mandatory convertible preferred stock and common stock, to fund its recently announced Barnett Shale acquisitions for $932 million, to repay outstanding indebtedness under its revolving credit facility and for general corporate purposes.

The offering will be made under a shelf registration statement that became effective when filed by the company today.

Banc of America Securities LLC, Deutsche Bank Securities, Goldman, Sachs & Co., Lehman Brothers Inc. and Wachovia Securities will act as joint book-running managers for the Senior Notes offering. Copies of the preliminary prospectus and records relating to the offering may be obtained from the offices of Banc of America Securities LLC, Attn: Prospectus Department, 100 West 33rd Street, New York, NY1 0001, 646-733-4166; Deutsche Bank Securities, Attn: Prospectus Department, 1290 Avenue of Americas, New York, NY 10019, Fax: 212-468-5333; Goldman, Sachs & Co., Attn: Prospectus Dept.,  85 Broad Street, New York, NY 10004 , Fax: 212-902-9316 or email at prospectus-ny@ny.email.gs.com; Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717; and Wachovia Securities, One Wachovia Center, 301 South College Street, Charlotte, NC 28288-0604. An electronic copy of the prospectus will be available on the website of the Securities and Exchange Commission at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer,

solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Chesapeake Energy Corporation is the second largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.

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